Exhibit 99.1
Transcontinental Realty Investors, Inc. Reports First Quarter 2010 Results | Business Wire

May 17, 2010 08:59 PM Eastern Daylight Time
Transcontinental Realty Investors, Inc. Reports First Quarter 2010 Results
DALLAS—(BUSINESS WIRE)—Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2010. TCI announced today that the Company reported a net loss applicable to common shares of ($10.5 million) or ($1.30) per share, as compared to a net loss applicable to common shares of ($11.0) million or ($1.36) per share for the same period ended 2009.
Rental and other property revenues were $37.0 million for the three months ended March 31, 2010. This represents an increase of $1.2 million, as compared to the prior period revenues of $35.8 million. The change, by segment, is an increase in the apartment portfolio of $0.8 million, an increase in the other portfolio of $1.0, offset by decreases in the commercial portfolio of $0.5 million and the land portfolio of $0.1 million.
Property operating expenses were $20.2 million for the three months ended March 31, 2010. This represents a decrease of $2.2 million, as compared to the prior period operating expenses of $22.4 million. This change, by segment, is a decrease in the apartment portfolio of $2.4 million, offset by increases in the commercial and land portfolios of $0.1 million and $0.1 million respectively.
Other income was $0.7 million for the three months ended March 31, 2010, as compared to $3.1 million in the prior period. This represents a decrease of $2.4 million, which is mainly due to $2.3 million of gain recorded, in the prior period, on the disposition of our investment in a Korean REIT.
Mortgage and loan interest expense was $16.8 million for the three months ended March 31, 2010. This represented an increase of $0.8 million, as compared to the prior period expense of $16.0 million. This change, by segment, is an increase in the apartment portfolio of $0.4 million, an increase in the commercial portfolio of $0.4 million, and an increase in the other portfolio of $0.4 million, offset by a decrease in the land portfolio of $0.4 million.
Net income from discontinued operations was $0.2 million for the period ended March 31, 2010. For the same period ended 2009, there was a net loss of $0.2 million from discontinued operations. Discontinued operations include properties sold in 2010 that were held in 2009 and properties held for sale as of March 31, 2010. In 2010, we had one apartment complex held for sale (Baywalk), and two apartment complexes that we sold subsequent to March 31, 2010 (Foxwood and Longfellow Arms). In 2009, we sold one apartment complex (Bridges on Kinsey) and three commercial properties (5000 Space Center, 5360 Tulane and Cullman Shopping Center).
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s website at
www.transconrealty-invest.com.

Transcontinental Realty Investors, Inc. Reports First Quarter 2010 Results | Business Wire	Page 2 of 3
TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31,
	2010	2009
	(dollars in thousands, except share and per share
	amounts)
Revenues:
Rental and other property revenues	$37,003	$35,796

Expenses:
Property operating expenses	20,184	22,432
Depredation and amortization	6,961	7,062
General and administrative	1,837	1,662
Provision on impairment of notes receivable and real estate assets	—	379
Advisory fee to affiliate	3,097	2,857

Total operating expenses	32,079	34,392

Operating income	4,924	1,404

Other income (expense):
Interest income	859	636
Other income	664	3,105
Mortgage and loan interest	(16,772)	(16,006)
Earnings from unconsolidated subsidiaries and investees	(60)	—
Litigation settlement	—	760

Total other expenses	(15,309)	(11,507)

Loss before gain on land sales, non-controlling interest, and tax	(10,385)	(10,103)
Gain (loss) on land sales	6	(252)

Loss from continuing operations before tax	(10,379)	(10,355)
Income tax benefit (expense)	162	(293)

Net loss from continuing operations	(10,217)	(10,648)

Discontinued operations:
Income (loss) from discontinued operations	325	(870)
Gain on sale of real estate from discontinued operations	—	532
Income tax benefit (expense) from discontinued operations	(114)	118

Net income (loss) from discontinued operations	211	(220)
Net loss	(10,006)	(10,868)
Net income (loss) attributable to non-controlling interest	(273)	109

Net loss attributable to Transcontinental Realty Investors, Inc.	(10,279)	(10,759)
Preferred dividend requirement	(262)	(250)

Net loss applicable to common shares	$(10,541)	$(11,009)

Earnings per share — basic
Loss from continuing operations	$(1.33)	$(1.33)
Discontinued operations	0.03	(0.03)

Net loss applicable to common shares	$(1.30)	$(1.36)

Earnings per share — diluted
Loss from continuing operations	$(1.33)	$(1.33)
Discontinued operations	0.03	(0.03)

Net loss applicable to common shares	$(1.30)	$(1.36)

Weighted average common share used in computing earnings per share	8,113,669	8,113,669
Weighted average common share used in computing diluted earnings per share	8,113,669	8,113,669

Amounts attributable to Transcontinental Realty Investors, Inc.
Loss from continuing operations	$(10,217)	$(10,648)
Income (loss) from discontinued operations	211	(220)

Net loss	$(10,006)	$(10,868)

Transcontinental Realty Investors, Inc. Reports First Quarter 2010 Results | Business Wire                                                                 Page 3 of 3
TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
	2010	2009
	(dollars in thousands, except
	share and par value amounts)
Assets
Real estate, at cost	$1,504,875	$1,520,043
Real estate held for sale at cost, net of depreciation	25,826	5,147
Real estate subject to sales contracts at cost, net of depreciation	59,048	59,048
Less accumulated depreciation	(143,092)	(137,054)

Total real estate	1,446,657	1,447,184
Notes and interest receivable
Performing	48,308	48,051
Less allowance for estimated losses	(2,804)	(2,804)

Total notes and interest receivable	45,504	45,247
Cash and cash equivalents	1,368	5,665
Investments in unconsolidated subsidiaries and investees	8,714	9,358
Other assets	83,712	100,833

Total assets	$1,585,955	$1,608,287

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$1,104,809	$1.121,737
Notes related to assets held-for-sale	24,603	5,002
Notes related to subject to sales contracts	61,886	61,886
Affiliate payables	47,420	50,163
Deferred revenue (from sales to related parties)	60,678	60,678
Accounts payable and other liabilities	51,509	63,405

	1,350,905	1,382,871

Commitments and contingencies:
Shareholders’ equity:
Preferred Stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2010 and 2009 respectively (liquidation preference $100 per share). Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2010 and 2009 respectively	1	1
Common Stock, $.01 par value, authorized 10,000,000 shares; issued and outstanding 8.113,669 for 2010 and 2009	81	81
Paid-in capital	261,853	262,118
Retained earnings	(44,997)	(34,718)

Total Transcontinental Realty Investors, Inc. shareholders’ equity	216,938	227,482
Non-controlling interest	18,112	17,934

Total equity	235,050	245,416

Total liabilities and equity	$1,585,955	$1,608,287

Contacts
Transcontinental Realty Investors, Inc.
Investors Relations, 800-400-6407
investor.relations@primeasset.com
Permalink: http://www.businesswire.com/news/home/20100517007236/en/Transcontinental-Realty-Investors-Reports-Quarter-2010-Results